                                                                  EXHIBIT 10(af)

                              SETTLEMENT AGREEMENT

         This Settlement Agreement (this "AGREEMENT") is entered into this 5th day of May, 2002 (the "EXECUTION DATE"), by and among Response Oncology, Inc., a Tennessee corporation with its principal place of business at 1805 Moriah Woods Boulevard, Memphis, Tennessee 38117 ("RESPONSE"), The Center for Hematology-Oncology, P.A., a Florida professional association with its principal place of business at 1001 N.W. 13th Street, Suite 201, Boca Raton, Florida 33486 (the "CENTER" or the "PRACTICE") and the stockholders of the Center set forth on the signature page hereto (the "STOCKHOLDERS").

         WHEREAS, Response, the Center and its then-stockholders entered into a service agreement as of October 1, 1996 (the "SERVICE AGREEMENT"), pursuant to which, among other things, Response provides management and other services to the Center in exchange for a service fee which includes reimbursement to Response for expenses of operating the Practice's clinics and percentages of the Practice's net operating income for base and ancillary services;

         WHEREAS, Response and the Center have operated under the Service Agreement since its effective date, and various disputes have arisen between them with regard to Response's performance of its duties and the Practice's cooperation with Response, among others;

         WHEREAS, Response filed for protection under Chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") on March 29, 2001 (the "PETITION DATE"), resulting in a case captioned In re Response Oncology, Inc., No. 01-24607 DSK (the "BANKRUPTCY CASE") in the United States Bankruptcy Court for the Western District of Tennessee (the "BANKRUPTCY COURT");

         WHEREAS, the parties hereto desire to resolve all disputes between them and sever the relationship between Response, on the one hand, and the Center and the Stockholders, on the other hand, in an amicable manner, to avoid the expense and uncertainty of further litigation and to expedite the administration of the Bankruptcy Case; and

         WHEREAS, in furtherance of the foregoing, the parties have executed a letter of intent dated March 4, 2002 (the "LETTER OF INTENT") and desire to consummate the transactions contemplated thereby, all as more fully described herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto promise and agree as follows:

         Each party hereto agrees and acknowledges that the recitals set forth above are incorporated by reference as if fully stated here.

1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, including the conditions precedent set forth in Section 9 hereof, as of the Closing (as defined in Section 4 below), Response agrees to sell, convey, transfer, assign and deliver to the Center, and the Center agrees to purchase from Response, for the consideration set forth in Section 3 hereof, free and clear of all liens, claims and encumbrances, all of the tangible personal property and leasehold improvements that Response holds which, pursuant to the Service Agreement, are used exclusively by, or made available for the exclusive use of, the Center in connection with its medical practice, together with certain books, records, rights to certain prepayments and deposits, and leases, agreements and contracts of Response which are used or useful in connection with the operation of the Center's medical practice (collectively, the "PURCHASED ASSETS"). The Purchased Assets shall include the following:

         (a) TANGIBLE PERSONAL PROPERTY. All tangible personal property, including furniture, fixtures, equipment, and leasehold improvements and real property owned or leased by Response as of Closing (as defined below), including inventory and supplies and Response's interests in leased real property, which, pursuant to the Service Agreement, are used or held for use exclusively in the operation of the Center's medical practice and which were acquired by Response exclusively to satisfy certain of its obligations under the Service Agreement (collectively, the "ACQUIRED ASSETS").

         (b) CONTRACTS. Those leases, contracts and agreements to which Response is a party, which relate to the Acquired Assets and are listed on Schedule 1(b) hereto, including those listed maintenance agreements for the Acquired Assets, software license agreements for software used exclusively in connection with the Center's medical practice, which are in existence as of Closing and which were entered into by Response solely to satisfy certain of its obligations under the Service Agreement, together with all rights of Response under such contracts, including rights to licensed software, and such other agreement(s) agreed to by the Parties and listed on such schedule (collectively, the "ASSIGNED CONTRACTS"). As of the date hereof, neither Response nor the Center are aware of any defaults or existing cure obligations under any of the Assigned Contracts. To the extent any such obligations do exist with respect to any Assigned Contracts, and such obligations were incurred prior to January 1, 2002, Response would agree to cure such obligations, and any such cure shall not be charged to the reconciliation described below.

         (c) PREPAIDS. All rights of Response, as of Closing, to all prepayments, prepaid service contracts (to the extent such contracts are included in the Assigned Contracts) and all deposits paid by Response under the Assigned Contracts or with respect to goods or services provided to or on behalf of the Center, which are described (or of the type described) on Response's balance sheet for the Center's operations.

         (d) RECORDS. All lists and records of Response pertaining to suppliers, vendors, personnel and patients doing business with, providing services to or receiving medical services or goods from the Center, together with all other books, ledgers, and files of Response of any kind and nature which relate exclusively to the Center or the Center's medical practice.

         (e) PRACTICE NAME. All rights of Response in and to the name "THE CENTER FOR HEMATOLOGY-ONCOLOGY" and all variations thereof, and to the telephone numbers, web site names, domain names, and relevant intellectual property, if any, relating to the Center.



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

2. TERMINATION OF SERVICE AGREEMENT AND SETTLEMENT OF ALL CLAIMS. For the consideration recited herein, in addition to purchasing the Purchased Assets, the parties agree that effective as of the Closing the Service Agreement shall terminate. In connection with such termination, the following terms shall apply:

        (a) LINE OF CREDIT. Response shall forgive the line of credit extended by Response to the Center pursuant to Section 5.12 of the Service Agreement. Response shall release or cause to be released any and all liens, claims and encumbrances on any assets of the Center and the Stockholders, including the Center's accounts receivable and proceeds paid to the Center with respect thereto, which either secure the Center's obligations to Response under the Service Agreement or which secure any obligations of Response.

        (b) PRE-PETITION DATE PHYSICIAN RETAINAGE. The Center shall forgive certain physician compensation (such compensation commonly referred to as "PHYSICIAN RETAINAGE") not paid prior to the Petition Date in the amount of $435,000.00.

3. PURCHASE PRICE AND PAYMENT TERMS.

        (a) CALCULATION OF PURCHASE PRICE / TERMINATION FEE. In consideration for the purchase and sale of the Purchased Assets, termination of the Service Agreement, and settlement of all Claims (as defined in Section 8(a) below) between the Center and/or the Stockholders on the one hand, and Response on the other, and in addition to the consideration referenced in Section 2 above, the Center shall pay to Response the sum of $1,500,000.00 (the "PURCHASE PRICE"). At Closing ninety percent (90%) of the Purchase Price shall be paid directly to AmSouth Bank, as Agent for the senior secured lenders (the "BANKS") and the remaining ten percent (10%) of the Purchase Price shall be placed in an escrow account, with Akin, Gump, Strauss, Hauer & Feld, L.L.P. as escrow agent, which escrow shall be released as part of the reconciliation that is described below.

        (b) RECONCILIATION. Within five (5) business days after the Closing, or such other time mutually agreeable to the Parties, a final reconciliation (the "FINAL RECONCILIATION") shall be conducted as follows:

            (i) take the sum of all collections relating to practice revenues of the Center or any other funds of the Center which are transferred or paid to Response or deposited in, transferred or swept to any bank account of Response at any time during the period commencing January 1, 2002 and ending on the date of the Closing (the "RECONCILIATION PERIOD"); add

            (ii) the Clinic Expenses (as defined in the Service Agreement) accrued or incurred after the Petition Date which remained unpaid as of December 31, 2001; subtract

            (iii) the sum of any and all Clinic Expenses, Physician Expense (as defined in the Service Agreement), and any other expenses paid by Response for or on behalf of the Center during the Reconciliation Period.

To the extent the reconciliation calculation described above yields a positive figure then such amount shall represent an overpayment by the Center to Response and Response shall remit to the Center an amount equal thereto within three (3) business days. However, if the reconciliation calculation described above yields a negative figure then such amount shall represent the Center's underpayment to Response and the Center shall remit to Response a payment in an amount equal thereto within three (3) business days, provided that all amounts payable to Response which arise out of the Final Reconciliation shall be directly wired to AmSouth Bank, as Agent for the Banks, by the Center or its escrow agent as the case may be. To the extent the result of the reconciliation calculation is zero, no payments shall be due. If, after all disbursements from the escrow accounts described above additional amounts are owed by one party to the other, such party shall be obligated to pay the remaining balance, if any, to the other party (or, in the case of payments to Response, shall be paid by the Center by wire to AmSouth, as Agent for the Banks) within three (3) business days following completion of the Final Reconciliation.

For the purposes of the formula set forth above, all components will be calculated on a cash basis (instead of an accrual basis, and except for 3(b)(ii) above). For the purposes of the foregoing calculation, Clinic Expenses, Physician Expenses and capital expenditures will be deemed paid once a check is cut and mailed (or wire is sent) by Response relating to such expenses. For the purposes of the formula set forth above, Cash Collections will exclude any collections relating to Practice Revenues which are associated with deposits in transit as of December 31, 2001 that were included in the December 31, 2001 balance sheet.

        (c) ASSUMPTION OF LIABILITIES. As of the Closing Date, the Center shall assume all outstanding liabilities related to the practice or the Purchased Assets, including any and all liabilities of Response relating to the practice and all accrued but unpaid expenses associated with the Center and any expenses on a going-forward basis, including without limitation Clinic Expenses (as defined in the Service Agreement), Physician Expenses (as defined in the Service Agreement) and any other related or similar practice expenses, provided however, that any such liabilities either were incurred during the Reconciliation Period or were included in the amount described in 3(b)(ii) above. Notwithstanding the foregoing, the Center shall assume all accrued Physician Expenses as of the Closing Date, including those amounts accrued prior to the Reconciliation Period.

        (d) RECONCILIATION PERIOD PHYSICIAN RETAINAGE. During the Reconciliation Period, the Center shall be entitled to compensation consistent with previous practice (i.e., 24% of net revenues) as such amounts paid will be included in the foregoing Final Reconciliation as a Physician Expense.

        (e) DISPUTE RESOLUTION. If the parties cannot agree upon the Final Reconciliation within thirty (30) days after the Closing, or such other time as is mutually agreeable to the parties, then Response's designated accountant and the Center's designated accountant shall each designate an independent accountant and the two independent accountants so designated shall select a third independent accountant; the final determination of the items in dispute shall be made by a majority decision of the three independent accountants so selected. The three accountants selected shall each be a certified public accountant, who has not (and whose firm has not) previously been engaged by either party or any affiliates thereof, unless agreed by both parties. In the absence of missing or undisclosed relevant financial information, the decision of the three independent accountants will be final and binding, subject to limited review by the

Bankruptcy Court, if applicable, with respect to the absence of financial information described above. The expense of the outside independent accountants' review shall be split equally by the parties. Only the items that are in dispute shall be subject to evaluation and determination by the three independent accountants. Once the items in dispute have been so resolved, the parties shall promptly agree upon the Final Reconciliation, consistent with the party's agreement as to the undisputed items, and the decision of the three independent accountants on the disputed items. Enforcement of the order of the three accountants shall be made only by the Bankruptcy Court upon application to it by the party which prevailed before the panel of accountants.

        (f) TAX ALLOCATION. The parties hereto agree to allocate the purchase price for the Purchased Assets (as described above) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on Schedule 3(f), attached hereto and incorporated by reference, and shall make all necessary filings (including those required under Internal Revenue Code Section 1060) in accordance with such allocation. In the event Schedule 3(f) is not prepared as of the Closing, the Center shall prepare such Schedule after the Closing, subject to Response's reasonable consent, and such Schedule shall be appended to, and made a part of, this Agreement at that time.

4. CLOSING. The Closing of the transactions contemplated hereby, including without limitation, the purchase and sale of the Purchased Assets and the termination of the Service Agreement (the "CLOSING"), shall take place on the eleventh (11th) day following entry by the Bankruptcy Court of an order approving this Agreement and the relief requested herein, or the first (1st) business day after such eleventh (11th) day, if not a business day, or if such approval is appealed, on the first (1st) business day following the final dismissal of such appeal (the "CLOSING DATE"). The Closing shall take place at such place and at such time on the Closing Date as Response and The Center shall mutually agree. If the Bankruptcy Court does not approve this Agreement substantially in accordance with its terms, or affirmatively rejects this Agreement, then this Agreement shall automatically terminate upon the occurrence of such event, unless otherwise agreed by the Center and Response in writing. Further, if the Closing has not occurred by May 15, 2002 (or by such later date(s), if any, agreed to, in writing, by Response and the Center), this Agreement shall automatically terminate; provided, that, neither Response nor the Center shall be permitted to so terminate this Agreement if the failure to close the transactions contemplated herein arises from a breach by such party of the terms of this Agreement or otherwise results from any willful action or inaction of such party designed to delay the approval of this Agreement.

        (a) RESPONSE DELIVERABLES. At the Closing, Response shall execute and deliver, or cause to be delivered, to the Center (unless otherwise indicated) the following instruments, documents and amounts, against execution and delivery of the items specified in Section 4(b) hereof:

            (i) A certified copy of an Order of the Bankruptcy Court approving this Agreement.

            (ii) Delivery of the Response escrow amount described in Section 3(a) hereof to the applicable escrow agent.

            (iii) Such assignment documents and/or Order(s) from the Bankruptcy Court authorizing the assignment and assumption of the Assigned Contracts.

            (iv) A bill of sale and/or assignment instrument(s) conveying title to any other Purchased Assets to be transferred hereunder not already conveyed by the deliverables described in subsections 4(a)(1) and (2) above, free and clear of liens and encumbrances.

            (v) Corporate resolutions authorizing the transaction provided for herein.

            (vi) All other documents reasonably requested by the Center to accomplish the transactions hereunder.


        (b) THE CENTER DELIVERABLES. At the Closing, the Center shall execute and deliver, or cause to be delivered, to Response (unless otherwise indicated) the following instruments and documents against execution and delivery of the items specified in Section 4(a) hereof:

            (i) All amounts payable to Response in accordance with Section 3 hereof, by wire transfer or payment in immediately available funds.

            (ii) Delivery of the Center's escrow amount described in Section 3(a) hereof to the applicable escrow agent.

            (iii) Such assignment documents authorizing the assignment and assumption of the Assigned Contracts.

            (iv) A bill of sale and/or assignment instrument(s) conveying title to any other Purchased Assets to be transferred hereunder not already conveyed by the deliverables described in subsections 4(b)(1) and (2) above, free and clear of liens and encumbrances.

            (v) Corporate resolutions authorizing the transaction provided for herein.

            (vi) All other documents reasonably requested by Response to accomplish the transactions hereunder.

5. REPRESENTATIONS AND WARRANTIES OF RESPONSE. Response represents and warrants to the Center that, except as set forth on the Disclosure Schedule attached hereto as Schedule 5.0 and incorporated herein by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

        (a) ORGANIZATION, QUALIFICATION, AND POWER OF RESPONSE. Response: (1) is a duly organized and validly existing corporation under the laws of the State of Tennessee; and (2) is qualified to do business and is in good standing in Florida.

        (b) VALIDITY. Response has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all actions of Response necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by Response and constitute the legal, valid and binding obligation of Response enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Response in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Response, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Other than approval by the Bankruptcy Court, the execution and delivery by Response of the Agreement and the performance of its obligations under the Agreement, including the sale and delivery of the Purchased Assets (including the assignment of the Assigned Contracts) do not require any action or consent of any party other than Response pursuant to any contract, agreement or other understanding of Response or pursuant to any order or decree to which Response is a party or to which any of Response's properties or assets are subject, and, will not violate any provision of law, the Articles of Incorporation or Bylaws of Response, any of the Assigned Contracts, any order of any court or other agency of the government, or any indenture, agreement or other instrument to which Response or any of its properties or assets are bound or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the Assigned Contracts or any such indenture, agreement or other instrument or result in the creation or imposition of any lien, claim encumbered by any nature whatsoever upon any of the Purchased Assets.

        (c) ASSETS FREE AND CLEAR. As of Closing, the Purchased Assets, pursuant to an order of the Bankruptcy Court, will be deemed free and clear of any lien, claim or encumbrance of any kind whatsoever.

        (d) ASSIGNED CONTRACTS. Each of the Assigned Contracts is a valid and existing contract or agreement, and as of Closing, pursuant to an order of the Bankruptcy Court, the Assigned Contracts will be deemed free of default.

        (e) TRANSFERRED EMPLOYEES. Set forth on Schedule 5(e) hereto is a list of all Transferred Employees (as defined below), their respective titles, annual compensation and severance compensation, if any, status as either full-time or part-time employees and the aggregate accrued, but unused vacation time to which each of the Transferred Employees is entitled as of the date of this Agreement (and the rate by which additional paid vacation leave will accrue after the date of this Agreement).

        (f) FEES AND COMMISSIONS. Response has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, it in connection with this Agreement or the transactions contemplated hereby.

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        (g) TAXES. Response has prepared and filed all federal and state tax returns including income, sales, payroll and withholding tax returns, required to be filed by it. All taxes due by reason of the operations conducted by Response in connection with the Center have been paid, including all taxes that Response is obligated to withhold from accounts owing to the employees employed at any of the Center's places of business.

        (h) DISCLOSURE. No representation or warranty by Response in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Response pursuant hereto, (i) contains any untrue statement of a material fact, or (ii) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

6. REPRESENTATIONS AND WARRANTIES OF THE CENTER. The Center represents and warrants to Response that except as set forth on the Disclosure Schedule attached hereto as Schedule 6.0, and incorporated by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

        (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF THE CENTER. The Center is (1) a duly organized and validly existing professional corporation under the laws of the State of Florida; and (2) qualified to do business and is in good standing in Florida.

        (b) VALIDITY. Each of the Center and the Stockholders has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all corporate actions of the Center necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by each of the Center and the Stockholders, to the extent parties thereto, and constitute the legal, valid and binding obligation of the Center and/or the Stockholders, as the case may be, enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by the Center in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of the Center, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

        (c) FEES AND COMMISSIONS. Except for fees to The Bloom Organization, LLC which shall be paid by the Center, neither the Center nor the Stockholders has agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, the Center and/or the Stockholders in connection with this Agreement and the transactions contemplated hereby.

        (d) OTHER APPROVALS. All consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third




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party, required in connection with the Center's valid execution, delivery, or performance of this Agreement, or the consummation of any transaction contemplated by this Agreement, shall have been duly made and obtained and shall be effective on and as of the Closing Date.

        (e) DISCLOSURE. No representation or warranty by the Center and/or the Stockholders in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by the Center and/or the Stockholders pursuant hereto, (I) contains any untrue statement of a material fact or (II) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

7. PRE-CLOSING COVENANTS.

        (a) MUTUAL COVENANTS.

            (i) APPROVAL OF SETTLEMENT AGREEMENT BY BANKRUPTCY COURT. As soon as reasonably practicable after execution of this Agreement, the parties hereto agree to submit this Agreement to the Bankruptcy Court under Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), and Sections 105, 363 and 365 of the Bankruptcy Code and to take all actions reasonably necessary to obtain Bankruptcy Court approval of this Agreement and the relief contemplated herein.

            (ii) MANAGEMENT OF MEDICAL PRACTICE. From the date hereof through the Closing, the Parties shall continue to perform their obligations under the Service Agreement in the ordinary course (except as otherwise contemplated by this Agreement and the Letter of Intent) and shall refrain from entering into or consummating any transactions or engaging in any activities out of the ordinary course of business (to the extent such transactions or activities relate to the Service Agreement and/or the Center's medical practice) without the prior written consent of the affected party.

        (b) RESPONSE COVENANTS. Without limiting the foregoing, Response expressly agrees that, without the prior written consent of the Center, until Closing (or, if sooner, until termination of this Agreement), Response shall not:

            (i) advance additional monies to or on behalf of the Center out of the ordinary course of business, as established by past practice;

            (ii) pledge or encumber any of the Purchased Assets or incur any indebtedness or obligations which are or will be secured by a lien on any of the Purchased Assets or on any assets of the Center, other than property that is already pledged or encumbered;

            (iii) sell, transfer or dispose of any of the Purchased Assets without the prior written consent of the Center, except for the sale, transfer or disposal of pharmacy and laboratory supplies and inventory sold or consumed in the ordinary course, consistent with past practices, and in accordance with the terms of the Service Agreement; or

            (iv) execute, after the date of this Agreement, any new contracts, leases or agreements with respect to the Center's medical practice or renew, extend, amend, modify, sign or pledge any existing contracts, leases and agreements included with the Assigned Contracts (or which, if in existence as of Closing, would be within the Assigned Contracts), other than the pledge of contracts, leases and agreements already pledged or collateralized.

        In addition, Response agrees to use its reasonable efforts to maintain all contractual arrangements with respect to the Center's medical practice in effect as of February 28, 2002, and shall maintain all insurance obtained or maintained with respect to any assets or property used or held for use exclusively in the Center's medical practice, to the extent in place as of February 28, 2002. Response also agrees to direct or instruct its employees rendering services on Response's behalf at the Center's facility or facilities, to abide by the instructions and directions of the Stockholders with respect to the billing of services rendered by the Center and the collection of fees for services rendered and goods sold; provided, that, such instructions or directions do not violate the provisions of Section 7(c) below.

        (c) THE CENTER'S COVENANTS. Without limiting any other covenants set forth herein, the Center and the Stockholders expressly agree that, without the prior written consent of Response, until Closing (or, if sooner, until termination of this Agreement), the Center and the Stockholders shall not:

            (i) fail to remit payments of any components of the Service Fee to Response consistent with past practices and the terms of the Service Agreement (except as otherwise provided for herein) and deposit/deliver all cash amounts required by the Service Agreement;

            (ii) alter their ordinary course, historical pattern of conduct in collecting and attempting to collect accounts receivable (unless such different conduct is intended to result in an overall increase in collections of outstanding accounts receivables);

            (iii) alter their ordinary course, historical pattern of conduct in billing for services rendered (including but not limited to physician and ancillary services);

            (iv) materially increase or alter the historical patterns of the pharmaceuticals and supplies which they request Response to purchase (and shall not request or purchase extraordinary or unusual amounts of pharmaceuticals, whether or not supported by any historical pattern, without Response's prior consent);

            (v) alter their ordinary course, historical pattern of conduct in hours of work or in treating patients (including but not limited to the number, type and financial ability of patients, and use of ancillary services); or

            (vi) approve, implement, or make any capital expenditure without the written approval of Response.

8. OTHER AGREEMENTS.

        (a) MUTUAL RELEASES.

            (i) RESPONSE RELEASE. Upon and following Closing, Response, on behalf of itself and its successors and assigns, and on behalf of any person claiming by or through Response, does hereby forever and absolutely release and discharge the Center, the Stockholders and each of the Center's and the Stockholders' directors, officers, shareholders, representatives, employees, agents, attorneys, parents, subsidiaries and other affiliated entities (collectively, the "CENTER AFFILIATES") from any and all claims, demands, losses, damages, causes of actions or liabilities of any kind or nature, whether known or unknown, fixed or contingent, filed, unfiled or scheduled (collectively, the "CLAIMS"), that Response now has or may have ever had from the beginning of the world to Closing against the Center, the Stockholders or any of the Center Affiliates, excluding only those Claims which Response may have against the Center or the Stockholders arising out of or attributable to a breach of any provisions of this Agreement.

            (ii) THE CENTER AND STOCKHOLDERS' RELEASES. Upon and following Closing, the Center and the Stockholders, both individually and in such Stockholders' capacities as officers or directors of the Center, on behalf of each of such party, each such party's successors and assigns, and on behalf of any person claiming by or through each such party, does hereby forever and absolutely release and discharge Response and each of Response's directors, officers, shareholders, representatives, employees, agents, attorneys, parents, subsidiaries and other affiliated entities (collectively, the "RESPONSE AFFILIATES") from any and all Claims that the Center or the Stockholders now has or may have ever had from the beginning of the world to Closing against Response or any Response Affiliates, excluding only those Claims which the Center or the Stockholders may have against Response arising out of or attributable to a breach of any provisions of this Agreement. The Center would further release Response from any and all obligations necessary to satisfy the award of the arbitrator, Lowell Garrett, issued on or about December 27, 2000.

            (iii) DISMISSAL OF SUITS. At Closing, each of the Center and the Stockholders, individually, and Response, to the extent applicable, shall dismiss with prejudice all claims and/or contested matters, suits or other actions that any such party has brought as of Closing, or which could have brought as of Closing or can bring at or prior to Closing against any such other party (or against any of the Center Affiliates or Response Affiliates, as the case may be). As of the Closing, Response shall release all liens on the accounts receivable of the Center. No additional payments other than those expressly provided herein shall be paid for such releases or suit dismissals.

        (b) EMPLOYEES. As of Closing, Response shall transfer the employment of all of its personnel who physically provide services to the Center, on behalf of Response, in accordance with the Service Agreement, at the Center's medical facilities in Florida (individually, a "TRANSFERRED EMPLOYEE" and, collectively, the "TRANSFERRED EMPLOYEES"). The Center and the Stockholders acknowledge their present expectation to employ all or substantially all of the Transferred Employees, however, Response acknowledges that the Center would have no obligation to hire any specific Transferred Employee.

        The Center and the Stockholders agree to use their reasonable efforts to cause all of the Transferred Employees whom the Center offers to employ after Closing to waive any claims that such employees have or may have against Response for severance benefits or otherwise. The Center agrees to assume, with respect to all of the Transferred Employees employed by the Center after Closing, all of such Transferred Employee's unused, paid vacation leave (as of Closing) accrued while employed by Response; provided, that the Center receives a credit towards payment of the Purchase Price/Termination Fee in an amount equal to the dollar amount of any such accrued vacation leave which accrued before January 1, 2002.

        (c) TERMINATION OF NON-COMPETE. As of Closing, all non-compete and non-solicitation obligations and covenants of the Center, the Stockholders and the Transferred Employees hired by the Center after Closing shall be terminated and be of no further legal force or effect.

        (d) TRANSFER OF STOCK / CANCELLATION OF OPTIONS. The Center and the Stockholders shall transfer (or cause to be transferred) to Response any shares of Response common stock, par value $0.01 per share ("RESPONSE STOCK"), in its or their possession as of the Closing, if any, and the Stockholders would surrender and/or terminate any options to purchase Response Stock that are outstanding as of the Closing.

9. CONDITIONS TO CLOSING.

        (a) CONDITIONS PRECEDENT TO OBLIGATIONS OF RESPONSE. Response's obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by Response):

            (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

            (ii) Each and every representation and warranty made by the Center and the Stockholders is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

            (iii) All material obligations of the Center and the Stockholders to be performed between the Execution Date and the Closing Date have been performed.

            (iv) All documents, instruments and amounts required to have been delivered by the Center and/or the Stockholders pursuant to Section 4(b) hereof, and all actions required to have been taken by the Center and/or the Stockholders, shall have been delivered or taken (unless otherwise waived by Response) as applicable, including without limitation payment of the consideration described in Section 3 hereof and delivery of all releases.

            (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

            (vi) All corporate and other proceedings to be undertaken by the Center and the Stockholders in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Response and its counsel, and Response and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

        (b) CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CENTER. The Center's obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by the Center):

            (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

            (ii) Each and every representation and warranty made by Response is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

            (iii) All material obligations of Response to be performed between the Execution Date and the Closing Date have been performed.

            (iv) All documents, instruments and amounts required to have been delivered by Response pursuant to Section 4(a) hereof, and all actions required to have been taken by Response, shall have been delivered or taken (unless otherwise waived by the Center) as applicable.

            (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

            (vi) All corporate and other proceedings to be undertaken by Response in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Center and its counsel, and the Center and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

10. ACCESS TO RECORDS.

        (a) THE CENTER. At all times following the execution date hereof and up to Closing, in furtherance of the Center's acquisition of the Purchased Assets and the termination of the Service Agreement, Response agrees to provide the Center, and its legal, accounting and financial representatives, access to and, if requested, copies of such of Response's books, records, documents and information, including contracts, leases and agreements, to the extent they relate to the Purchased Assets or the Center's medical practice, as the Center may reasonably request, from time-to-time. All costs incurred in connection therewith by the Center or any of its representatives, shall be borne solely by the Center.

         (b) RESPONSE. After Closing, Response (or its successor) and its legal, accounting and financial representatives shall have such reasonable access to and, if requested, copies of all records within the Center's or the Stockholders' control or possession as is reasonably required for purposes of the administration of its bankruptcy estate, or as otherwise reasonably needed, subject to applicable laws or the provisions of any agreement to which the Center is subject to, including laws restricting access to confidential patient information. All costs incurred in connection therewith by Response or any of its representatives shall be borne solely by Response.

11. CONFIDENTIALITY. Each party shall keep the contents of this Settlement Agreement confidential until after disclosure to the Bankruptcy Court. In addition, the parties hereto have received and hereafter may receive various financial and other information concerning the activities, business, assets, and properties of the other parties hereto. The parties agree that (a) all such information thus received by a party hereto shall not at any time, or in any way or manner, be utilized by such party for its respective advantage or disclosed by it to others for any purpose whatsoever; and (b) the parties shall take all reasonable measures to assure that no employee or agent under its respective control shall at any time improperly use or disclose any information described in this Section. This Section shall not apply to (I) any such information that was known or available to a party prior to its disclosure to such party in accordance with this Section or was, is, or becomes generally available to the public other than by disclosure by the party or any of its respective employees or agents in violation of this Section; (II) any disclosure that such party makes to any regulatory agency pursuant to that party's obligations of disclosure to such agency; (III) any disclosure that is necessary or appropriate in obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (IV) any disclosure required by or necessary or appropriate in connection with legal proceedings. In the event this Agreement is terminated prior to the Closing, the Parties agree that they shall promptly return to the originating party the confidential information of the other.

12. TERMINATION.

        (a) This Agreement may, by notice given prior to or at the Closing, be terminated:

            (i) by the Center, if a material breach of this Agreement has been committed by Response and such breach has not been expressly waived by the Center in writing and has not been cured by the earlier of (A) ten (10) days after written notice of such breach has been provided to Response, or (B) the Closing Date;

            (ii) by Response, if a material breach of this Agreement has been committed by the Center and such breach has not been expressly waived by Response in writing and has not been cured by the earlier of (A) ten (10) days after written notice of such breach has been provided to the Center, or (B) the Closing Date;

            (iii) by the Center if any of the conditions in Section 9(b) have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through failure of the Center to comply with its obligations under this Agreement) and the Center has not expressly waived such condition in writing on or before the Closing Date;

            (iv) by Response, if any of the conditions in Section 9(a) have not been satisfied as of the Closing Date or satisfaction of such condition is or becomes impossible (other than through failure of Response to comply with its obligations under this Agreement) and Response has not expressly waived such condition in writing on or before the Closing Date; or

            (v) by written mutual consent of Response and the Center.

        (b) Termination of this Agreement shall be without prejudice to any other right or remedy of either of the Parties hereto. The parties agree that except as modified by this Agreement and the Letter of Intent, the Service Agreement shall remain in effect until the Closing of the transactions contemplated hereby. In the event the transactions contemplated herein are not approved by the Bankruptcy Court or this Agreement is terminated for any reason, the Service Agreement shall continue in full force and effect, retroactive to January 1, 2002.

13. MISCELLANEOUS.

        (a) COSTS. Each party will be responsible for its own legal, accounting and other expenses incurred in connection with this letter of intent and the transactions contemplated herein.

        (b) INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding of the parties in respect of the subject matter hereof and supersedes and replaces all prior understandings and agreements of the parties, oral or written, in respect of the subject matter of the Agreement, including the Letter of Intent. The provisions of this Agreement may be amended, supplemented, waived, or changed only by a writing signed by the party against whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

        (c) ASSIGNMENT. Neither party may assign its rights and/or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

        (d) NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated (to be followed by hard copy by overnight delivery), or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to such address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. Notices in respect of this Agreement shall be provided to the following individuals or entities:

         If to Response:

                           Response Oncology, Inc.
                           1805 Moriah Woods Boulevard
                           Memphis, Tennessee 38117
                           Attn: Anthony M. LaMacchia
                           Facsimile: 901-763-7045


         with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1333 New Hampshire Avenue, N.W.
                           Washington, D.C. 20036
                           Attn: James A. Barker, Jr.
                           Facsimile: 202-887-4288


         If to the Center:

                           The Center for Hematology-Oncology, P.A.
                           1001 N.W. 13th Street, Suite 201
                           Boca Raton, Florida 33486
                           Attn: Albert Begas, M.D.
                           Facsimile:  _________________


         with a copy to:

                           Barry Frost, Esquire
                           691 Route 33
                           Trenton, NJ 08619
                           Facsimile: 609-890-6961

         If any notice is being sent to either Response or the Center, notice shall also be sent to:

                           AmSouth Bank, as Agent for the Banks
                           Special Assets Department
                           315 Deaderick Street, 8th Floor
                           Nashville, Tennessee 37237
                           Attn: John E. Adcox, Jr.
                           Facsimile: 615-736-6633
         with a copy to:

                           Waller, Lansden, Dortch & Davis, PLLC
                           Nashville City Center
                           511 Union Street, Suite 2100
                           Nashville, Tennessee 37219
                           Attn: Robert A. Guy, Esquire
                           Facsimile: 615-244-6804

        (e) SEVERABILITY. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall (to the extent such omission will not materially alter the remaining terms of this Agreement) be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

        (f) WAIVER. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the rights of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

        (g) THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

        (h) EXCLUSIVE REMEDIES. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

        (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any and all disputes that may arise with respect to this letter of intent or the Settlement Agreement excluding disputes concerning the computation of the Final Reconciliation, which disputes are to be resolved in accordance with Section 3(e) above (subject to enforcement by the Bankruptcy Court), shall be adjudicated by the Bankruptcy Court to the extent that its jurisdiction permits, and neither party shall object to the jurisdiction of the Bankruptcy Court for any purpose or to its jurisdiction over their person.

        (j) NO SURVIVAL. In no event will any representation or warranty survive the Closing.

         (k) FURTHER ASSURANCES. In addition to the actions, documents, and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the parties hereto shall execute, acknowledge, and deliver such other assignments, transfers, consents, and other documents and instruments and take such other actions as any other party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

        (l) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (m) HEADINGS. The use in this Agreement of paragraph headings is for convenience only and is not intended to limit or enlarge the rights of any party.

        (n) SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assign, including, but not limited to any trustee appointed in the Chapter 11 Bankruptcy Case of Response or in any Chapter 7 case to which the Chapter 11 Bankruptcy Case of Response may be converted. The terms of this Agreement shall survive and may not be modified in any way by confirmation of a Chapter 11 plan of reorganization in the bankruptcy case of Response, regardless of who the proponent of such plan(s) may be.



                             Signature Page Follows

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                       RESPONSE ONCOLOGY, INC.

                                       By:
                                          -------------------------------------
                                       Name: Anthony M. LaMacchia
                                       Title: President and CEO


                                       THE CENTER FOR HEMATOLOGY-ONCOLOGY, P.A.


                                       By:
                                          -------------------------------------
                                       Name: Albert Begas, M.D.
                                       Title: President


                                       STOCKHOLDERS


                                       ----------------------------------------
                                       Name: Albert Begas, M.D.


                                       ----------------------------------------
                                       Name: Lloyd Berkowitz, M.D.


                                       ----------------------------------------
                                       Name: Harold Richter, M.D.